EXHIBIT (11)* TO REPORT ON FORM 10-K
                  FOR FISCAL YEAR ENDED JUNE 30, 1995
                       PARKER HANNIFIN CORPORATION
                 COMPUTATION OF COMMON SHARES OUTSTANDING
                         AND EARNINGS PER SHARE**
               (Amounts in thousands, except per share amounts)



                                                1995        1994       1993


Net income applicable to common shares      $ 218,238   $ 47,652   $ 65,056
                                            =========   ========   ========


Weighted average common shares outstanding
  for the year                                 73,717     73,107     72,710

Increase in weighted average from:
  Dilutive effect of stock options                382        407        210
                                             ________   ________    _______
Weighted average common shares, assuming
  issuance of the above securities             74,099     73,514     72,920
                                             ========   ========    =======


Earnings per common share:
  On the weighted average common shares
    outstanding for the year                 $   2.96   $    .65   $    .89

  Assuming issuance of shares for
    convertible debentures and
    dilutive stock options***                $   2.95   $    .65   $    .89


*  Numbered in accordance with Item 601 of Regulation S-K.

** Amounts for years prior to 1995 have been adjusted to reflect the 3-shares-for-2 common stock split paid June 2, 1995.

***This calculation is submitted in accordance with Regulation S-K
   Item 601(b)(11) although not required for income statement presentation because it results in dilution less than three percent.